Exhibit 99(e)(12)

STRICTLY PRIVATE AND CONFIDENTIAL

DATE   16 April 2003

SERVICE AGREEMENT

BETWEEN

CELLTECH GROUP PLC (the “Company”)

And

DR GORAN ANDO (the “Executive”)

ALLEN & OVERY

London

Contents

Clause

1.	Appointment
2.	Period of Appointment
3.	Definitions
4.	Duties of the Executive
5.	Duties of the Executive to be Full Time
6.	Remuneration
7.	Travelling Expenses: Motor Car: Pensions: Insurance
8.	Holidays
9.	Termination of Appointment
10.	Non-Disclosure of Confidential Information
11.	Intellectual Property
12.	Protective Covenants
13.	Location and Relocation
14.	Medical and Sickness
15.	Termination by Reconstruction or Amalgamation
16.	Executive’s Obligations upon Termination of Employment
17.	Discretionary Bonus Scheme
18.	Share Options
19.	Change of Control
20.	Variation
21.	Employee Information
22.	Notice
23.	Gratuities
24.	Codes of Conduct
25.	Governing Law
26.	Third Party Rights

Schedule

The Schedule

THIS AGREEMENT is made the 16 April 2003

BETWEEN:

1.                                       CELLTECH GROUP PLC (the “Company”) whose registered office is at 208 Bath Road, Slough,
Berkshire SL1 3WE; and

2.                                       DR GORAN ANDO (the “Executive”) whose address is 435 Bernardsville Road, Mendham, NJ 07945, USA.

NOW IT IS HEREBY AGREED as follows:

1.                                      APPOINTMENT

The Company shall employ the Executive and the Executive shall serve the Company as a Full Time Chief Executive of the Company for the period stipulated in Clause 2 hereof (hereinafter called the “Appointment”). The Appointment shall relate primarily to the United Kingdom but shall extend to reasonable travel abroad when so required by the Company.

2.                                      PERIOD OF APPOINTMENT

This Agreement shall commence and be deemed to have commenced on the Commencement Date and (subject to Clause 9 hereof) shall continue subject always to the right of either the Company or the Executive to determine the Appointment by either party giving to the other not less than twelve months’ prior written notice.

3.                                      DEFINITIONS

(1)                                  In this Agreement unless the context otherwise requires:

a.                                       “Subsidiary” means a subsidiary as defined by Section 736 of the Companies Act 1985.

b.                                      “Associated Company” means any company fifty per cent or less but more than twenty per cent of whose equity share capital (as defined in Section 744 of the Companies Act 1985) is owned by the Company (and/or any of its Subsidiaries) and shall include any Subsidiary of such Associated Company.

c.                                       “The Group” means the Company and its subsidiaries and Associated Companies for the time being and Group Company means any one of the Company, its Subsidiaries and Associated Companies.

d.                                      “The Board” means the Board of Directors for the time being of the Company.

e.                                       “Commencement Date” means 16 April 2003.

f.                                         “Full Time” means that the Executive will not have any other employment other than by the consent of the Company.

g.                                      “Recognised Investment Exchange” means any recognised investment exchange as defined by Section 285 of the Financial Services and Markets Act 2000;

h.                                      “Working Days” means a day other than a Saturday, Sunday or bank or other public holiday in England.

(2)                                  The Clause headings in this Agreement are inserted for convenience only and shall not affect its construction or interpretation.

(3)                                  Any reference to an Act includes any statutory modification or re-enactment.

(4)                                  References in this Agreement to a person include a body corporate and an unincorporated association of persons and references to a company include any body corporate.

(5)                                  Where appropriate, references to the Executive include his personal representatives.

(6)                                  The terms set out in the Schedule in accordance with the requirements of The Employment Rights Act 1996 from part of this Agreement.

4.                                      DUTIES OF THE EXECUTIVE

(1)                                  During the continuance of the Appointment the Executive shall well and faithfully serve the Company and use his best endeavours to promote and protect the interests of the Group giving at all times the full benefit of his knowledge, expertise, technical skills and ingenuity and shall perform such duties and exercise such powers (being consistent with the Appointment) in relation to the conduct and management of the affairs of the Company and of its Subsidiaries and Associated Companies for the time being as may from time to time be assigned or communicated to or vested in him by the Board and shall give to the Board such information regarding the affairs of the Group as it shall require and at all times shall comply with all proper instructions or directions of the Board.

(2)                                  The Company may suspend all or any of the Executive’s duties and powers for such periods and on such terms as it considers expedient including a term that the Executive shall not attend at the Company’s premises and/or will not be provided with any work and/or will have no business contact with all or any of the Group’s agents, employees, customers, clients, distributors, and suppliers.  During any period of suspension the Appointment will continue and the Executive will continue to be bound by his obligations under this Agreement.

5.                                      DUTIES OF THE EXECUTIVE TO BE FULL TIME

(1)                                  The duties of the Executive shall be Full Time and the Executive shall throughout the continuance of the Appointment devote the whole of his working time, attention and abilities to the duties of the Appointment (unless prevented by ill-health or otherwise directed by the Board from doing so) and such additional time as is necessary for the proper fulfilment of those duties. The Executive shall not directly or indirectly enter into or be concerned or in any manner interested in any other business whatsoever except:

(a)                                  as a holder or beneficial owner for the purpose of investment of any class of any shares, debentures or other securities of any class in any company if such class of securities is quoted and dealt in on a Recognised Investment Exchange (together with his spouse, children, parents and parents’ issue) neither holds nor is beneficially interested in more than a total of 5% of any single class of the securities of that company; or

(b)                                 with the consent in writing of the Chairman of the Board, any such consent not to be unreasonably withheld or delayed, provided always that such consent may be given subject to any terms or conditions which the Company requires.

6.                                      REMUNERATION

During the continuance of the Appointment the Company shall pay to the Executive a salary of the rate of £530,000 per annum (or such other rates as may be agreed in writing between the parties hereto from time to time on review which shall normally occur in January in each year, the next review to be in January 2004) such salary will accrue from day to day and be payable by equal instalments in arrears by the 27th day of every month by credit transfer into the Executive’s bank account and is inclusive of any fees receivable by the Executive as a director of any Group Company. The Company has no obligation to increase the Executive’s salary and accordingly at the review the Board may in its absolute discretion maintain the then existing level of salary or increase it by an amount and subject to any terms as it may in its absolute discretion decide.

7.                                      TRAVELLING EXPENSES: MOTOR CAR: PENSIONS: INSURANCE

(1)                                  In addition to his remuneration hereunder the Executive shall be reimbursed the amount of all travelling, hotel, entertainment and other expenses properly and reasonably incurred by him in the discharge of his duties hereunder, including for the avoidance of doubt travel by air in first class accommodation outside Europe, provided that on request the Executive shall provide the Company with such vouchers or other evidence of actual payment of such expenses as the Company may reasonably require.

(2)          (a)                                      The Company will provide the Executive with a car of a value not exceeding £1,350 per month or an equivalent allowance for his use in the performance of his duties and, subject to any restrictions or conditions from time to time imposed by the Company, the Executive and his spouse may use the car for their private purposes. The car will be replaced with a new car not less than once every three years.

(b)                                 The Company will pay all normal servicing, insurance and running expenses in relation to the car and all fuel expenses incurred by the Executive in the performance of his duties.

(c)                                  The Executive must take good care of the car and observe the terms and conditions of the insurance policy relating to it.

(d)                                 The Executive must inform the Company immediately if he is disqualified from holding a driving licence and this clause shall not apply during any period of the Executive’s disqualification.

(e)                                  The Executive acknowledges that the car is provided for the better performance of his duties and that on the termination of the Appointment he will have no further right to make use of it.

(3)                                  The Executive will be invited to become a member of a contributory executive pension scheme subject to its terms. The scheme currently offered is the Celltech Pension and Life Assurance Scheme, a copy of the trust deed and rules of which has been issued to the Executive; the scheme may be altered or withdrawn at any time in accordance with the trust deed without replacement.  The Company shall deduct from the Executive’s salary any contributions payable by him from time to time to this pension scheme (or any other pension scheme of the Group of which he becomes a member).  Benefits payable under the scheme are subject to limits set by the Inland Revenue.  In particular, the Executive’s benefits will be based upon the amount of his pay below the statutory earnings cap, currently £97,200. Having regard to the earnings cap, the Executive will receive a salary supplement, less tax and National Insurance.  The amount of the supplement takes account of the contribution to the scheme which the Executive would have had to pay if his benefits had not been restricted by the earnings cap) and is also linked to the Company’s contributions to the pension scheme, which fluctuate.  The amount of the supplement will, therefore, vary from time to time and will be notified to the Executive.  The Company does not give any commitment as to the benefits which the supplement will provide.

(4)                                  The Executive is entitled to a lump sum benefit on death during the Appointment. This will be provided by the pension scheme referred to above to the extent of four times his salary (but subject first to passing a medical examination approved by the insurer for any amount in excess of a salary of £90,000).

(5)                                  The Executive is entitled to permanent health insurance cover in accordance with the Company’s scheme from time to time in force.  Particulars of the scheme currently available have been issued to the Executive.

(6)                                  The Executive may also elect to join the Company’s medical insurance scheme which is non-contributory and is classed as a taxable benefit.  The Executive can make a financial contribution if he wishes his family to be covered.

(7)                                  Benefits under any insurance referred to in (4) (5) and (6) above is subject to the rules of the Company’s scheme and the terms of any applicable insurance policy and are conditional on the Executive complying with and satisfying any applicable requirements of the insurers. Copies of these rules and policies and particulars of the requirements shall be provided to the Executive on request.  The Company shall not have any liability to pay any benefit to the Executive under any insurance scheme unless it receives payment of the benefit from the insurer under the scheme.

(8)                                  Any scheme referred to in (4) (5) and (6) above which is provided for the Executive is also subject to the Company’s right to alter the cover provided or any term of the scheme or to cease to provide (without replacement) the scheme at any time if in the opinion of the Board the state of health of the Executive is or becomes such that the Company is unable to insure the benefits under the scheme at the normal premiums applicable to a person of the Executive’s age.

8.                                      HOLIDAYS

The Executive shall be entitled to twenty-five working days holiday with pay in every year (exclusive of Bank and other Public Holidays) at such times as shall be convenient to the Company and such additional holidays as the Company shall approve. Any entitlement to holiday remaining at the end of any holiday year may not be carried forward to the next succeeding year other than exceptionally, with the prior agreement of the Company. The entitlement to holiday (and on termination of employment to holiday pay in lieu of holiday) accrues pro rata throughout each month of the holiday year from 1st January to 31st December (on the basis of a year of 365 days, disregarding fractions of days). The Company reserves the right at its sole discretion to require the Executive to take any outstanding holiday during any notice period or to make a payment in lieu of that outstanding holiday.

9.                                      TERMINATION OF APPOINTMENT

(1)                                  The Company without prejudice to any remedy which it may have against the Executive for the breach or non-performance of any of the provisions of this Agreement may by notice to the Executive forthwith determine this Agreement if the Executive shall:

(a)                                  at any time become a patient within the meaning of the Mental Health Act 1983 for a period or periods aggregating at least 30 days in any period of 12 consecutive calendar months; or

(b)                                 in the reasonable opinion of the Board fail or neglect to efficiently or diligently discharge his duties or is guilty of any serious or repeated failure to discharge his duties hereunder or be guilty of any breach or non-observance of any of the provisions of this Agreement on his part or to be performed or observed; or

(c)                                  be guilty of serious misconduct or any other conduct calculated or likely to affect prejudicially the interests of the Company or the Group; or

(d)                                 commit any act of bankruptcy or shall take advantage of any statute for the time being in force offering relief for insolvent debtors; or

(e)                                  cease to be a director by virtue of any provisions of the Companies Act 1985 or become prohibited by law from being a director; or

(f)                                    resign his office by notice to the Company; or

(g)                                 be convicted of any criminal offence save an offence under road traffic legislation for which he is not sentenced to any term of immediate or suspended imprisonment.

(h)                                 be guilty of any breach of non-observance of any code of conduct, rule or regulation referred to in clause 24 (whether such registration is, in the opinion of the Board, required for the performance of his duties) by any regulatory body in the United Kingdom or elsewhere.

(2)                                  This Agreement shall (unless otherwise agreed between the parties) automatically determine on the Executive’s sixtieth birthday.

(3)                                  Notwithstanding clause 2 the Company shall be entitled to terminate this Agreement by giving prior notice of not less than the Executive’s entitlement to statutory minimum notice plus a further week to the Executive at any time while he is prevented by illness or accident or otherwise from performing his duties and has been so prevented for a period or periods aggregating 120 days in the preceding 12 calendar months.

(4)                                  The Company may at any time (whether or not any notice of termination has been given under clause 2 above) terminate the Appointment with immediate effect by giving notice in writing to the other party on terms that the Company shall pay to the Executive, in lieu of notice under clause 2 above, the salary and bonus (calculated as the average bonus paid during the last 3 years before terminating this Agreement or since the commencement of the Agreement if less than three years) in the amount and at the times it would have paid to the Executive if the Company had given notice to terminate the Appointment in accordance with clause 2 above or, if notice has previously been given under that clause, as if the Appointment terminated on the expiry of the remainder of the period of notice.  If the Executive is paid salary in lieu of notice he will not be entitled to any additional payment in respect of holiday which he would otherwise have accrued during the notice period or the remainder of the notice period.

(5)                                  Clause 2 above does not limit the Company’s right to suspend any of the Executive’s duties and powers under Clause 4(2) during any period after notice of termination of the Appointment has been given by the Company or the Executive.  In particular the Company may exercise this right where the Executive leaves the Company’s employment in circumstances where it is reasonable for the Company to believe that he is or is about to become concerned in a business (within the meaning of clause 12), carried on, or about to commence, which is, or is likely to be competitive with any part of the business of the Company or its Subsidiaries or Associated Companies with which the Executive was engaged or concerned in the 12 months before the suspension started.  In these circumstances the Executive acknowledges that he has no right to be provided with any work by the Company and that he may be required not to attend work and not to perform any duties whatsoever throughout the period of the suspension.  In addition or alternatively, the Company may during the whole or any part of such period of notice require the Executive to perform duties (including any modified duties) arising from an exercise by the Company or its rights under clause 4 at such locations as the Company may require consistent with clause 4. Throughout any such period of suspension the Executive’s salary and other benefits to which he is entitled under this Agreement shall continue to be paid or provided by the Company.

10.                               NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

(1)                                  The Executive must not make use of or divulge to any person, and must use his best endeavours to prevent the use, publication or disclosure of, any information of a confidential or secret nature:

(a)                                  concerning the business of the Company or any Group Company and which comes to his knowledge during the course of or in connection with his employment or his holding any office within the Group from any source within the Company or any Group Company; or

(b)                                 concerning the business of any person having dealings with the Company or any Group Company and which is obtained directly or indirectly in circumstances in which the Company or any Group Company is subject to a duty of confidentiality in relation to that information.

For the purposes of paragraph (a) above, information of a confidential or secret nature includes but is not limited to any trade secret of the Company or any other Group Company; any information in respect of which the Company or any other Group Company is bound by an obligation of confidence to any third party; marketing strategies and plans; customer/client lists and details of contracts with or requirements customers/clients; pricing strategies; discount rates and sales figures; lists of suppliers and rates of charge; information which has been supplied in confidence by customers/clients or suppliers; information and details of and concerning the engagement, employment and termination of employment of the Executive and any other employee; information concerning any litigation proposed, in progress or settled; any invention, technical data, know-how or other manufacturing or trade secrets of the Group or its customers/clients; and any other information made available from time to time to the Executive which is identified to the Executive as being of a confidential nature.

(2)                                  This clause does not apply to information which:

(a)                                  is used or disclosed in the proper performance of the Executive’s duties or with the prior written consent of the Company or any Group Company;

(b)                                 is or comes to be in the public domain (except as a result of a breach of the Executive’s obligations under subclause (1)); or

(c)                                  is ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law.

(3)                                  This clause continues to apply after the termination of the Appointment (whether terminated lawfully or not) without limit of time.

(4)                                  Each of the restrictions in each paragraph or subclause above will be enforceable independently of each of the others and its validity will not be affected if any of the others is invalid.  If any of those restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question will apply with such modification as may be necessary to make it valid.

(5)                                  The Executive shall maintain all necessary and proper security precautions when in the proper performance of his duties hereunder any tangible information is removed by him from the premises where such information is normally kept and shall not otherwise remove such tangible information.

11.                               INTELLECTUAL PROPERTY

(1)                                 For purposes of this Agreement, the following definitions apply:

(a)                                  “Intellectual Property Rights” means (i) copyright, patents, know-how, confidential information, database rights, and rights in trademarks and designs (whether registered or unregistered), (ii) applications for registration, and the right to apply for registration, for any of the same, and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

(b)                                 “IP Materials” means all documents, software, photographic or graphic works of any type, and other materials in any medium or format which are created by or on behalf of the Executive in the course of performing his obligations under this Agreement and which are protected by or relate to Intellectual Property Rights.

(2)                                  To the extent that ownership of Intellectual Property Rights does not vest in the Company by operation of law, the Executive hereby assigns to the Company all Intellectual Property Rights which arise in the course of performing his obligations under this Agreement (including all present and future copyright, and copyright revivals and extensions).  This assignment shall take effect upon the creation of each of the Intellectual Property Rights.

(3)                                  The Executive agrees to sign all documents and do all other acts which the Company requests (at its expense) to enable the Company to enjoy the full benefit of this clause. This includes joining in any application, which may be made by the Company’s sole name for registration of any Intellectual Property Rights (such as a patent, trademark or registered design).

(4)                                  The Executive may only use the Intellectual Property Rights and IP Materials to perform his obligations under this Agreement, and shall not disclose any Intellectual Property Rights or IP Materials to any third party without the express prior written consent of the Company.

(5)                                  The Executive waives all moral rights in IP Materials to which he would otherwise be entitled under the law of any relevant jurisdiction.

(6)                                  The Executive shall immediately transfer to the company all IP Materials in his possession or under his control when this Agreement expires or terminates for any reason, or at any time when the Company requests transfer.  No copies or other record of any IP Materials may be retained by the Executive except with the prior written consent of the Company.

(7)                                  This clause shall survive expiry of this Agreement, or its termination for any reason.

12.                               PROTECTIVE COVENANTS

(1)                                  In this clause:

(a)                                  “Relevant Period” means the period of 12 months ending on the Termination Date;

(b)                                 “Termination Date” means the date on which the Appointment terminates; and

(c)                                  references to the Company or another Group Company include its successors in business if the succession occurs after the Termination Date.

(2)                                  The Executive covenants with the Company that he will not for a period of 12 months after the Termination Date be concerned in any business which is competitive or likely to be competitive with any business in which the Executive was actively involved during the course of his employment during the Relevant Period and which is carried on by the Company or another Group Company at the Termination Date.  For this purpose, the Executive is concerned in a business if:

(a)                                  he carries it on as principal or agent; or

(b)                                 he is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or

(c)                                  he has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

(d)                                 he is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business, disregarding any financial interest of a person in securities which are listed or dealt in on any Recognised Investment Exchange if that person, the Executive and any person connected with him (within the meaning of section 839 of the Income and Corporation Taxes Act 1988) are interested in securities which amount to less than five per cent, of the issued securities of that class and which, in all circumstances, carry less than five per cent, of the voting rights (if any) attaching to the issued securities of that class.

If the Company exercises its right to suspend the Executive’s duties and powers for a period of up to 12 months under clause 4 during any period after notice of termination of the Appointment has been given by the Company or the Executive, the aggregate of the period of the suspension and the period after the Termination Date for which the covenant in this subclause applies will not exceed 12 months and, if the aggregate of the two periods would exceed 12 months, the period after the Termination Date for which the covenant in this subclause applies will be reduced accordingly.

(3)                                  The Executive covenants with the Company that he will not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of 12 months after the Termination Date (except on behalf of the Company or any Group Company) canvass or solicit business or custom for products of a similar type to those being manufactured or dealt in and/or services similar to those being provided by the Company or any Group Company at the Termination Date, and with which products and/or services the Executive was actively involved in the course of his employment during the Relevant Period, from any person who has been at any time during the Relevant Period a customer/client of the Company or any Group Company with whom the Executive was actively involved in the course of his employment during the Relevant Period.

(4)                                  The Executive covenants with the Company that he will not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of 12 months after the Termination Date induce or attempt to induce any supplier or distributor of the Company or any Group Company with whom the Executive was actively involved in the course of his employment during the Relevant Period, to cease to supply, or to restrict or vary the terms of supply to, the Company or any Group Company or to cease to distribute any of the Company’s or any Group Company’s products or restrict or vary the terms of the distributorship or otherwise interfere with the relationship between a supplier or distributor and the Company or any Group Company.

(5)                                  The Executive covenants with the Company that he will not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of 12 months after the Termination Date induce or attempt to induce any employee to whom this subclause applies to leave the employment of the Company or any Group Company (whether or not this would be a breach of contract by the employee).  This subclause applies to an employee of the Company or any Group Company with whom the Executive had material dealings in the course of his employment during the Relevant Period and who is employed wholly or mainly in an Executive capacity.

(6)                                  The covenants in this clause are for the benefit of the Company itself and as trustee for each other Group Company.

(7)                                  Each of the restrictions in each paragraph or subclause above are enforceable independently of each of the others and its validity is not affected if any of the others is invalid.  If any of those restrictions is void but would be valid if some part of the restriction (including part of any of the definitions in subclause (1)) were deleted, the restriction in question applies with such modification as may be necessary to make it valid.

(8)                                  The Executive acknowledges that his senior position with the Company and any Group Company gives him access to and the benefit of confidential information vital to the continuing business of the Company and any Group Company and influence over and connection with the Company’s customers, suppliers, distributors, agents, employees, workers, consultants and directors and those of any Group Company in or with which the Executive is engaged or in contact and acknowledges and agrees that the provisions of this clause are reasonable in their application to him and necessary but no more than sufficient to protect the interests of the Company and any Group Company.

(9)                                  If any person, during the Appointment or any period during which the covenants in this clause apply, offers to the Executive any arrangement or contract which might or would cause the Executive to breach any of the covenants, he will notify that person of the terms of this clause.

13.                               LOCATION AND RELOCATION

(1)                                  The regular place of work of the Executive shall be at 208 Bath Road, Slough or any such other place in the United Kingdom as may be reasonably and mutually agreed by the Executive and the Company from time to time.  The Company shall give to the Executive eight weeks’ prior written notice of any proposed relocation of the then regular place of work.

(2)                                  The Company shall pay up to £250,000 towards expenses properly and reasonably incurred by the Executive as a result of relocating his immediate family to the United Kingdom to enable him to perform his duties under this Agreement. Such payment is conditional upon the Executive producing satisfactory evidence to the Company of the relocation expenses he incurred.  In the event the Executive’s employment is terminated within 6 months of the Commencement Date, the Executive shall repay to the Company all sums paid under this clause by the Company.

14.                               MEDICAL AND SICKNESS

(1)                                  The Company shall at its own expense arrange for and the Executive shall undergo a medical examination before the Appointment commences.  The Executive consents to the medical adviser disclosing the results of the medical examination and shall provide the Company with such formal consents as may be necessary for this purpose.

(2)                                  The Company may at any time require the Executive to be examined by a medical adviser nominated by the Company.  The Executive consents to the medical adviser disclosing the results of the examination to the Company and will provide the Company with formal consents as may be necessary for this purpose.

(3)                                  The Executive will be paid in full during any period of absence from work due to sickness or injury not exceeding 120 Working Days in any period of 12 months.

(4)                                  The Executive’s salary during any period of absence due to sickness or injury will be inclusive of any statutory sick pay to which he is entitled and the Company may deduct from his salary the amount of any social security benefits and any benefits under any insurance scheme referred to in clause 7 he may be entitled to receive.

(5)                                  If the Executive is absent by reason of sickness or injury, the Appointment cannot be terminated under clause 9(3) until the end of the period of paid leave referred to in (3) above and, if the incapacity qualifies the Executive for benefits under the insurance scheme referred to in clause 7 after a period of incapacity, until that period has expired provided that (in either case) the Executive complies with (2) above. If benefits under the insurance scheme are only available to employees, the Appointment will be continued only to the extent necessary to ensure that the Executive continues to be treated as an employee for the purposes of the scheme while he is entitled to receive benefits under the scheme.  The Executive will not be entitled to any remuneration or other benefit from the Company during such continuance of the Appointment.  The Company will have no obligation to continue the Appointment or provide any work or payment to the Executive if he recovers from the incapacity to any extent.

(6)                                  Payment under this clause is conditional on the Executive complying with the Company’s rules on notification and evidence of absence.

15.                               TERMINATION BY RECONSTRUCTION OR AMALGAMATION

If before the expiration of this Agreement the employment of the Executive hereunder shall be terminated by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction or as part of any amalgamation or transfer of any undertaking of the Company in which the Executive is employed not involving liquidation and the Executive shall be offered employment with the amalgamated or reconstructed company or transferee of the undertaking on terms generally not less favourable than the terms of this Agreement the Executive shall have no claim against the Company in respect of the termination of his employment by the Company.

16.                               EXECUTIVE’S OBLIGATIONS UPON TERMINATION OF EMPLOYMENT

Upon the termination of the Appointment in any way (whether lawfully or otherwise) the Executive will immediately:

(1)                                  (if applicable) forthwith tender his resignation as Director of the Company and of any Group Company without compensation and should the Executive fail so to do the Company is irrevocably authorised to appoint some person in his name and on his behalf to sign any documents and do any things necessary or requisite to give effect thereto;

(2)                                  deliver up to the Company all correspondence, drawings, documents and other papers and all other property belonging to the Company or any other company within the Group which may be in the Executive’s possession or under his control (including such as may have been made or prepared by or have come into the possession or under the control of the Executive) and relating in any way to the business or affairs of the Company or any other company within the Group or of any supplier, agent, distributor or customer of the Company or any other company within the Group and the Executive shall not without the written consent of the Board retain any copies thereof;

(3)                                  if so requested send to the Secretary of the Company a signed statement confirming that he has complied with sub-clause (b) hereof;

(4)                                  not at any time represent himself still to be connected with the Company or any other company within the Group;

(5)                                  return the Company’s car and its key to the Company at such place as it nominates for the purpose;

(6)                                  if the Executive’s remuneration fails to be approved for the purpose of calculating compensation or damages for breach of this Agreement, the parties acknowledge and agree that he has no right to or legitimate expectation of any future increase in remuneration or any future payment of a bonus; and

(7)                                  with effect from the date of termination of the Appointment all the rights and obligations of the parties under this Agreement will cease except for those which are expressed to continue after that date and except in relation to any breach of any provision of this Agreement before that date.  Termination of the Appointment will not prejudice any other rights of the Company.

17.                               DISCRETIONARY BONUS SCHEME

(1)                                  The Executive will be entitled to participate in the Company’s discretionary bonus scheme. The maximum bonus award which may be made with respect to the financial year of the Company currently ending 31st December, is set by the remuneration committee of the Board from time to time. The award of any bonus will be dependent on the satisfaction of performance targets which will be set and determined by the remuneration committee of the Board.

(2)                                  The Executive will be eligible for his first bonus award with respect to the financial year ending 31 December 2003 such award being pro-rated to reflect the start of the Executive’s employment with the Company. Any such bonus which becomes payable will be paid to the Executive no later than 30th April of each year provided that on that date he is still in employment with the Company or any other company which is a Subsidiary and not under notice, as to 50% in cash and 50% in ordinary shares in the Company, such shares to be held in trust for the periods set out in the Rules of the Celltech Deferred Bonus Plan from time to time in force and subject to forfeiture if the Executive ceases employment with the Company or any other company which is a Subsidiary before the end of the relevant periods.

(3)                                  The operation of the bonus scheme, participation under it in respect of any financial year of the Company, the maximum amount payable under it and how the bonus is paid is entirely at the discretion of the remuneration committee of the Board who may withdraw it at any time.

18.                               SHARE OPTIONS

The Executive will be eligible for an initial grant of an option to acquire ordinary shares in Celltech Group plc to a value of approximately four times his basic starting salary under and in accordance with the rules of the Celltech Group plc 2001 Discretionary Share Option Scheme (the “Scheme”) as may be amended from time to time. This grant will be effective on the earliest feasible date following the commencement of the Appointment. It is likely that further tranches will be granted from time to time, in accordance with the rules of the Scheme. The grant is subject to approval by the remuneration committee of the Board. The Scheme is operated by the remuneration committee and the Executive has no contractual right to the grant of options under it. The Company reserves the right to amend or terminate the Scheme at any time, with or without replacement.

19.                               CHANGE OF CONTROL

(1)                                  For the purposes of this Clause 19:

“Annual Basic Salary” means the annual salary payable to the Executive pursuant to Clause 6 above, immediately before the Termination Date;

“Annual Bonus Payment” means the sum of the annual discretionary bonuses paid to the Executive in accordance with Clause 17 above over three years immediately prior to the Termination Date divided by 3 (or averaged over whatever shorter period the Executive has been employed under the Agreement if this is less than 3 years);

“Termination Date” means the date on which the Executive’s employment under this Agreement terminates.

(2)                                  If either:

(a)                                  The Company comes under the control of any person or persons acting in concert (as those terms are defined for the time being in the City Code on Take-Overs and Mergers) not having control of the Company at the date of the Agreement; or

(b)                                 The person or persons having the rights to control, directly or indirectly, the majority of the votes which may ordinarily be cast at general meetings of the Company or the right to control the composition of the Board, cease to have those rights.

the Executive may, within six months after the events specified in paragraphs (a) or (b) above, by three months’ written notice to the Company terminate the Appointment but without prejudice to any other rights of the Company, or the Executive. Upon termination of the Appointment, the Executive shall be entitled to a payment equivalent to the sum of the Annual Basic Salary and Annual Bonus Payment if this Agreement is terminated under this Clause 19.

20.                               VARIATION

(1)                                  This Agreement supersedes all previous agreements and arrangements (if any) relating to the employment of the Executive by the Company.

(2)                                  This Agreement shall not be capable of variation except by the prior written agreement of the parties hereto.

(3)                                  The Executive warrants to the Company that by entering into this agreement and performing his duties under it he will not be in breach of any contract or other obligation on him.

21.                               EMPLOYEE INFORMATION

(1)                                  The Company and/or any Group Company processes employee information for example, name, address, bank details which is held for the purposes of staff administration (the “Agreed Purposes”).

(2)                                  Processing includes obtaining, holding, editing, destroying and disclosing employee information to any Group Company and/or any third parties (for example, insurers, pension scheme trustees, banks and other employers following a business transfer or merger) for the Agreed Purposes (“Processing” or “Process”).

(3)                                  The Company may transfer employee information to any Group Company and/or any third parties (for example, insurers, pension scheme trustees, banks and other employers following a business transfer or merger) located in the United States or in any country in the European Economic Area (“EEA”) in order to Process employee information for the Agreed Purposes.

(4)                                  The Executive agrees to provide his employee information to the Company and consents to the Processing of employee information (located in the United States or in any country in the EEA) for the Agreed Purposes.

(5)                                  The Executive agrees that the Company and/or any Group Company may monitor and/or record the Executive’s use of office equipment, for example, e-mail, internet, telephones and mobile telephones for the purposes of compliance with Company procedures and policies, maintenance, security and regulatory requirements or as permitted by law.

(6)                                  If the Executive’s circumstances change at any time he should inform the Director of Human Resources as soon as possible in order to ensure that all employee information remains accurate.

22.                               NOTICE

(1)                                  Any formal communication to be given hereunder shall be in writing. Any notice or other documents to be given hereunder shall either be delivered personally or sent by first class, recorded delivery post, telex or facsimile. The address for service on the Company shall be its registered office for the time being and the address for service on the Executive shall be his last known place of residence. A notice shall be deemed to have been served as follows:

(a)                                  if personally delivered at the time of delivery;

(b)                                 if posted, at the expiration of 48 hours after the envelope containing the same was delivered into the custody of the postal authorities;

(c)                                  if sent by telex or facsimile process at the expiration of two hours after the time of despatch, if despatched before 3pm on any Working Day, and in any other case at 10:00am on the Working Day following the date of despatch.

(2)                                  In proving such service it shall be sufficient to prove that personal delivery was made, or that the envelope containing such notice was properly addressed and delivered into the custody of the postal authorities as a prepaid, first class, recorded delivery letter, or that the full rate telex or facsimile was properly addressed and despatched as the case may be.

23.                               GRATUITIES

The Executive must not directly or indirectly accept any commission, rebate, discount or gratuity, in cash or in kind, from any person who has or is likely to have a business relationship with any Group Company.

24.                               CODES OF CONDUCT

The Executive must comply with all codes of conduct from time to time adopted by the Board and with all applicable rules and regulations of the London Stock Exchange and any other relevant regulatory body including (without limitation) the Stock Exchange’s model code on directors dealings in securities and the FSA Code of Market Conduct.

25.                               GOVERNING LAW

This Agreement shall be governed by and construed in accordance with English law.

26.                               THIRD PARTY RIGHTS

Except for enforcement obligations of any Group Company, a person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

IN WITNESS whereof the Company has caused its Common Seal to be hereunto affixed and the Executive has hereunto set his hand and seal the day and year first before written.

THE SCHEDULE

In accordance with the Employment Rights Act 1996 the following terms of the Executive’s appointment apply on the date of the Agreement as provided therein:

(a)                                  Remuneration - see Clause 6.

(b)                                 Hours of Work - The standard working week at Celltech is 37.5 hours (Monday to Friday with one hour for lunch) but for an appointment of this nature the working hours are likely to be very flexible and probably significantly in excess of this. This may include working in the evenings, outside normal office hours, at weekends or on public holidays.  The Executive agrees that Regulations 4(1),(2)6(1),(2) and (7),10(1), 11(1),(2) and 12 (1) of the Working Time Regulations 1998 (48 hour week, night work and vest periods) do not apply to the Appointment - see Clause 5.

(c)                                  Holidays - The Executive is entitled to 25 working days holiday with pay - see Clause 8

(d)                                 Sickness or Injury - see clause 9 and 14.

(e)                                  Pension Arrangements - See Clause 7. No Contracting-Out Certificate pursuant to the provisions of the Social Security Pensions Act 1975 is in force in respect of the Executive’s employment hereunder.

(f)                                    Notice - See Clause 2 and 9.

(g)                                 Job Title - See Clause 1.

(h)                                 Grievance Procedure - if the Executive seeks to redress any grievance relating to his employment he should raise this in the first instance with the Chairman. If the matter is not satisfactory resolved the Executive should then apply in writing to the Board and the Board will endeavour to propose a solution within 14 days.

(i)                                     Disciplinary Procedure - The Company expects the highest standards of performance and conduct from the members of its Board of Directors. There are no specific disciplinary rules applicable to the Executive’s employment.

(j)                                     Name of Employer and Employee - see parties to the Agreement.

(k)                                  Place of work - see Clause 13.

(l)                                     Collective Agreements - None.

(m)                               Date of Commencement of Employment - The date on which employment began is 16 April 2003. No employment with a previous employer counts as part of the Executive’s period of employment with the Company.

THE COMMON SEAL OF	)

CELLTECH GROUP PLC was hereunder	)

affixed in the presence of:	)

DIRECTOR	)	/s/ [ILLEGIBLE]

SECRETARY	)	/s/ [ILLEGIBLE]

SIGNED SEALED and DELIVERED	)

by the said DR GORAN ANDO	)	/s/ Goran Ando

in the presence of:	)